UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 4, 2014

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On August 4, 2014, TPG Specialty Lending, Inc. ("TSL"), as agent for the lenders (the "Lenders") party to the Financing Agreement dated as of November 21, 2013 by and among Metalico, Inc. (the "Company"), each of its subsidiaries signatory thereto, the Lenders, TSL as agent, and PNC Bank, National Association, as service agent (the "Financing Agreement") delivered a Payment Blockage Notice (the "TSL Notice") to the holders (the "Holders") of the Company’s 7% Convertible Notes (the "Notes") triggering a 210-day standstill period under the Subordination Agreement dated May 1, 2008 between the Company’s senior secured lenders and the holders of its 7% Convertible Notes and their respective successors and assigns. As previously disclosed, under the terms of the Notes the Holders were entitled to deliver notices of redemption on or before June 30, 2014, requiring the Company to redeem the Notes, at par, plus any accrued but unpaid interest through the date of redemption. Such notices were held in abeyance following an agreement in principal announced June 30, 2014, which has not yet been effectuated as negotiations to resolve, among other matters, certain logistical and intercreditor issues continue. The primary effect of the TSL Notice is to block any payments of principal or interest to the Holders. The aggregate principal balance of the Notes is approximately $23.5 million (with accrued interest, approximately $24.1 million). Availability provided under the Financing Agreement to redeem the Notes has been restricted by the Lenders due to the Company’s noncompliance with the Maximum Leverage Ratio covenant as of March 31, 2014 as prescribed by the Financing Agreement. The Company’s inability to redeem the Notes is a default under the terms of the Notes and its failure to redeem the Notes is a default under the terms of the Financing Agreement. TSL delivered the TSL Notice as a result of such defaults The Company is negotiating with the Holders and the Lenders to reach an agreement that will satisfy the Holders’ repurchase right which may include an extension of such right, the issuance of new debt or equity or a combination of both, starting with the framework of general agreements in principal reached among the parties on June 30, 2014. No assurance can be provided that the Company will be able to reach definitive agreements with the other parties or that the terms of new agreements will be as favorable as the Company's previously announced proposed terms. The Company has positive cash flow from operations and sufficient liquidity to maintain operations, and is current on its trade payables.

This Current Report on Form 8-K contains non-historical or "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to the potential resolution of certain credit and intercreditor issues. Forward-looking statements typically are identified by use of the terms such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

August 8, 2014	By:	Carlos E. Aguero

Name: Carlos E. Aguero
Title: President and Chief Executive Officer